U-Vend, Inc. 8-K

Exhibit 10.45

June 30, 2016

Mr. Paul Neelin

Chief Operating Officer and Secretary

U-Vend, Inc.

1507 7th Street, #425

Santa Monica, CA 90401

Dear Mr. Neelin:

As of June 30, 2016, the balance of funds owed to you through earned payroll and associated benefits, as specified in your employment agreement, totaled approximately $236,000. On that date, you had requested repayment of $200,000 of the outstanding balance in newly issued common stock of the Company, which the Company’s Board of Directors unanimously approved.  You and the Company agreed to the following terms regarding this debt to equity conversion:

1.	Amount converted: $200,000
2.	Conversion share price: $0.17
3.	Shares delivered: 1,176,471
4.	Approximate remaining balance of debt owed you: $36,000

By signing below you are signifying your acceptance of the above listed terms of conversion.

Sincerely,

/s/ Raymond Meyers

Raymond Meyers
Chief Executive Officer
U-Vend, Inc.

Accepted:

/s/ Paul Neelin

Paul Neelin